Amarantus Enters Into Research Collaboration With the Buck Institute for Research on Aging for MANF

Company Acquires Exclusive Option to License Undisclosed MANF IP

SAN FRANCISCO and GENEVA and NOVATO, Calif., Aug. 11, 2014 (GLOBE NEWSWIRE) --Amarantus Bioscience Holdings, Inc. (AMBS), a biotechnology company focused on the discovery and development of novel diagnostics and therapeutics related to endoplasmic reticulum stress, cell cycle dysregulation, neurodegeneration and apoptosis, announced it has entered into a Research Collaboration with the Buck Institute for Research on Aging for the development of Mesencephalic-Astrocyte-derived Neurotrophic Factor (MANF) in undisclosed therapeutic indications. MANF is a targeted therapeutic which addresses the underlying programmed cell death (apoptosis) associated with a wide range of devastating human disorders including orphan indications such as Retinitis Pigmentosa.

"We are very pleased to be working with Amarantus on this exciting MANF project," said Henri Jasper, PhD, professor at the Buck Institute for Research on Aging. "Novel aspects of the biology of MANF are beginning to be uncovered, and I believe working with Amarantus is the best way to coalesce the scientific understanding of MANF and to move the Program forward towards multiple therapeutic applications."

Under the terms of the agreements, Amarantus has agreed to fund research by Jasper, and his Buck faculty colleague Deepak Lamba, PhD, and Postdoctoral Fellow Joanna Neves, PhD, to further their scientific insights and generation of intellectual property regarding the therapeutic potential of MANF. In addition, the Company has acquired an exclusive option to license said intellectual property. The Company has also received a right to use certain undisclosed scientific findings for the purpose of regulatory submissions and grant applications to obtain further funding for its programs.

"We are extremely pleased to be adding the Buck Institute for Research on Aging to our expanding consortium of leading academic research institutions focused on furthering the scientific understanding of MANF and its implications for therapeutic development," said Gerald E. Commissiong, President & CEO of Amarantus. "We were highly impressed with preliminary data generated at the Buck Institute. Given the stellar science from the Jasper and Lamba labs, we are confident that this will be just the beginning of our relationship with the Buck. As we continue our strategy of attracting all relevant MANF intellectual property into the Company on our path towards first-in-man human clinical studies, this agreement greatly adds to our war chest of MANF intellectual property and opens the door to significantly increasing our understanding of this therapeutically relevant, evolutionally conserved protein."

Dr. Neves has presented several oral presentations on the Buck Institute's scientific findings regarding MANF at international conferences, including the following:

•	Drosophila Research Conference, San Diego, March 2014: Hemocyte-mediated repair: promoting retinal repair with MANF.

•	ARVO annual meeting, Orlando, May 2014: MANF in Retinal Therapies: Improving Regenerative Therapies by Promoting Tissue Repair

Hemocyte-mediated repair: promoting retinal repair with MANF. Joana Neves, Deepak Lamba, Heinrich Jasper. Buck Institute for Research on Aging, Novato, CA.

Regeneration and repair are critical to ensure tissue health throughout life. We are exploring the role of hemocytes in the control of photoreceptor survival and tissue repair in the fly retina. Hemocytes are attracted to the pupal retina and activated by Pvf-1/PvR signaling in response to UV-induced DNA damage, and are required to prevent excessive cell loss. We are now using this system to identify hemocyte-derived factors that can promote tissue repair in the retina, and are testing the conservation of their function in the mammalian retina. We have identified MANF (Mesencephalic Astrocyte-derived Neurotrophic Factor), as a hemocyte derived protein in Drosophila that can promote retinal repair. We find that MANF is induced in hemocytes in response to stress in a Pvf-1/PvR dependent manner, is secreted into the hemolymph, and reduces tissue loss after UV-induced and genetically triggered photoreceptor apoptosis. Moreover, stress-induced MANF results in changes in the hemocyte population that correlate with increased lamellocyte differentiation. Based on these observations, and on the reported cytoprotective function of MANF in the mammalian brain, we hypothesize that MANF has a conserved role in mammals, and that this function can promote integration of transplanted retinal cells into the diseased retina. We find that mouse MANF is induced in microglia and macrophages invading the retina following light damage, and that this correlates with reduced tissue loss. Importantly, intravitreal delivery of MANF recombinant protein is sufficient to limit photoreceptor death following light damage, and promotes beneficial M2 polarization of macrophages/microglia, suggesting that the role of MANF is conserved between flies and mice. Further, we will test the ability of MANF delivery in promoting progenitor cell integration following transplantation. This work will serve as a proof of concept for the use of factors that promote tissue repair as co-adjuvants in stem cell regenerative therapies, and for the use of the fly as a tool to identify such factors.

MANF in Retinal Therapies: Improving Regenerative Therapies by Promoting Tissue Repair.JOANA NEVES, Deepak A. Lamba, Heinrich Jasper. Buck Institute for Research on Aging, Novato, CA.

Purpose: Stem cell based therapies, have been shown to hold real promise in the treatment of degenerative diseases of the retina. However, the efficiency of such strategies is still considerably low. Tissue repair mechanisms are conserved at the organism level and enhance the regenerative process. We hypothesized that promoting tissue repair may also enhance the efficiency of cell engraftment in the retina. Key components of the retinal repair network have been identified in Drosophila involving interactions between the damaged retina and hemocytes. We have used the Drosophila to identify hemocyte derived factors that can promote tissue repair in the retina and have tested the conservation of their function in the mammalian retina. Our work focused on Mesencephalic Astrocyte-derived Neurotrophic Factor (MANF).

Methods: We have used UV induced retinal damage in flies and light induced retinal damage in mouse as model systems to test the effects of MANF. MANF was overexpressed in flies using the UAS/Gal4 system. In mice, recombinant protein was delivered by intravitreal injection.

Results: We have identified MANF as a hemocyte derived protein in Drosophila that can promote tissue repair in the fly retina, using RNAseq. We show that MANF is expressed in hemocytes of Drosophila larvae, it is secreted to the hemolymph and induced in response to stress in a Pvf-1/PvR dependent manner. Hemocyte specific MANF expression is sufficient to reduce tissue loss after UV and genetically-induced photoreceptor apoptosis. Moreover, stress induced MANF results in changes in the hemocyte population correlating with increased lamellocyte differentiation. We have tested the conservation of the pathway in mammalian retinal repair. As in flies, MANF is induced in microglia/macrophages invading the retina following light damage and this correlates with reduced tissue loss. Importantly, intravitreal delivery of MANF recombinant protein is sufficient to limit cell death following light damage and promotes alterations in macrophages/microglia.

Conclusions: MANF is a conserved neuroprotective factor in the retina. MANF acts as an immune-modifying factor to limit cell loss following acute damage. This work will serve as a proof of concept to the use of tissue repair promoting factors as co-adjutants in stem cell regenerative therapies.

About Mesencephalic-Astrocyte-derived Neurotrophic Factor (MANF)

MANF (Mesencephalic-Astrocyte-derived Neurotrophic Factor) is believed to have broad potential because it is a naturally-occurring protein produced by the body for the purpose of reducing and preventing apoptosis (cell death) in response to injury or disease, via the unfolded protein response o the endoplasmic reticulum. By manufacturing MANF and administering it to the body, Amarantus is seeking to use a regenerative medicine approach to assist the body with higher quantities of MANF when needed. Amarantus is the front-runner and primary holder of intellectual property (IP) around MANF, and is initially focusing on the development of MANF-based protein therapeutics. MANF's current lead indication is Retinitis Pigmentosa, and other applications including Parkinson's disease, and Wolfram's Syndrome. Additional applications for MANF may include Traumatic Brain Injury (TBI), myocardial infarction, antibiotic-induced ototoxicity and certain other rare orphan diseases currently under evaluation.

About Amarantus BioScience Holdings, Inc.

Amarantus BioScience Holdings (AMBS) is a biotechnology company developing treatments and diagnostics for diseases associated with neurodegeneration and protein misfolding-related apoptosis. AMBS has licensed Eltoprazine ("Eltoprazine"), a phase 2b ready small molecule indicated for Parkinson's Levodopa induced dyskinesia and Adult ADHD. AMBS has an exclusive worldwide license to the Lymphocyte Proliferation test ("LymPro Test(R)") for Alzheimer's disease and owns the intellectual property rights to a therapeutic protein known as Mesencephalic-Astrocyte-derived Neurotrophic Factor ("MANF") and is developing MANF-based products as treatments for brain disorders. AMBS also owns intellectual property for the diagnosis of Parkinson's disease ("NuroPro") and the discovery of neurotrophic factors ("PhenoGuard"). Amarantus operations are located at Janssen Labs @QB3 in San Francisco, CA. For further information please visitwww.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

About the Buck Institute for Research on Aging

The Buck Institute is the U.S.'s first independent research organization devoted to Geroscience -- focused on the connection between normal aging and chronic disease. Based in Novato, CA, The Buck is dedicated to extending "Healthspan", the healthy years of human life and does so utilizing a unique interdisciplinary approach involving laboratories studying the mechanisms of aging and those focused on specific diseases. Buck scientists strive to discover new ways of detecting, preventing and treating age-related diseases such as cancer, Alzheimer's and Parkinson's, cardiovascular disease, macular degeneration, osteoporosis, diabetes and stroke. In their collaborative research, they are supported by the most recent developments in genomics, proteomics, bioinformatics and stem cell technologies. For more information: www.thebuck.org

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Contact:

Amarantus Bioscience Holdings, Inc.
Aimee Boutcher, Investor Relations
408.737.2734 x 101
ir@amarantus.com
Buck Institute for Research on Aging
Kris Rebillot, Director of Communications
415-209-2080
krebillot@buckinstitute.org